Exhibit 5.1

CONYERS DILL & PEARMAN LLP SIX, 2nd Floor, Cricket Square PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

3 October 2025

Logistic Properties of the Americas

Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive

PO Box 2681, Grand Cayman, KY1-1111

Cayman Islands

Dear Sir or Madam

Re: Logistic Properties of the Americas (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Company’s Registration Statement on Form F-3 filed with the Securities and Exchange Commission in the United States (“SEC”) on or around the date of this opinion (the “Registration Statement”) relating to the Company’s registration for resale by New Circle Principal Investments LLC, a Delaware limited liability company (“New Circle”) of (i) up to US$30,000,000 in the aggregate of an indeterminate number of ordinary shares with a par value of $0.0001 per share (the “Ordinary Shares”) pursuant to the terms of a share purchase agreement between the Company and New Circle dated as of 23 September 2025 (the “Securities Purchase Agreement”) and (ii) up to US$300,000 in the aggregate of an indeterminate number of ordinary shares with a par value of $0.0001 per share which may be issued to New Circle in lieu of a cash payment for New Circle’s commitment to purchase Ordinary Shares pursuant to the terms of the Securities Purchase Agreement (the “Commitment Shares” and together with the Ordinary Shares, the “Registered Securities”), all as more particularly described in the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined copies of:

(i)	the Registration Statement;

(ii)	the Securities Purchase Agreement;

(iii)	the certificate of incorporation of the Company dated 9 October 2023 and the amended and restated memorandum and articles of association of the Company adopted on 27 March 2024 (together, the “Constitutional Documents”);

(iv)	the resolutions in writing of the directors of the Company dated 23 September 2025 and 3 October 2025 (together, the “Resolutions”);

(v)	a Certificate of Good Standing (the “Certificate of Good Standing”) issued by the Registrar of Companies in relation to the Company on 3 October 2025 (the “Certificate Date”); and

(vi)	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

The documents listed in items (i) to (ii) above are collectively referred to as the “Transaction Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	ASSUMPTIONS

We have assumed:

(a)	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

(b)	the accuracy and completeness of all factual representations made in the Transaction Documents, Resolutions and other documents reviewed by us;

(c)	that the resolutions contained in the Resolutions were passed by unanimous written resolutions of the directors of the Company, remain in full force and effect and have not been and will not be rescinded or amended;

(d)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(e)	that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein;

(f)	that at the time of issuance, the Registered Securities were, or will be, issued by the Company against payment in full, equal to at least the par value thereof, and were or shall be duly registered in the Company’s register of members;

(g)	the Company has, and will have, sufficient authorised share capital to effect the issue of each of the Registered Securities at the time of issuance pursuant to the Transaction Documents;

(h)	that on the date of entering into the Securities Purchase Agreement, the Company was and after entering into the Securities Purchase Agreement will be, able to pay its debts as they become due;

(i)	the Company has not taken any action to appoint a restructuring officer;

(j)	there are no records of the Company (other than the Resolutions), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the documents expressly referred to herein or restrict the powers and authority of the directors of the Company in any way or which would affect any opinion given herein;

(k)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Registered Securities, and the due execution and delivery thereof by each party thereto;

(l)	the legality, validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the SEC prior to, or concurrent with, the sale and or issuance of the Registered Securities;

(m)	that the Registration Statement declared effective by the SEC will be in substantially the same form as that examined by us for purposes of this opinion;

(n)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(o)	the legality, validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Securities Purchase Agreement, which is expressed to be governed by the Foreign Laws, in accordance with its terms;

(p)	the validity and binding effect under the Securities Purchase Agreement of the submission by the Company to the exclusive jurisdiction of the Supreme Court of New York and the United States District Courts of the Southern District of New York;

(q)	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

(r)	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us; and

(s)	the offering of the Registered Securities and the transactions contemplated thereunder complies with the requirements of the applicable rules of the NYSE American and at the time of the issue of any Registered Securities, the Registered Securities will be listed on the NYSE American.

3.	QUALIFICATIONS

(a)	We express no opinion with respect to the issuance of Registered Securities pursuant to any provision of the Transaction Documents that purports to obligate the Company to issue Securities following the commencement of a winding up or liquidation of the Company.

(b)	The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances. In particular, the obligations of the Company in connection with any Registered Security and any indenture or other agreement or document relating thereto:

(i)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(ii)	will be subject to statutory limitation of the time within which proceedings may be brought;

(iii)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(iv)	may not be given effect to by a Cayman Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(v)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company if there are other proceedings simultaneously underway against the Company in another jurisdiction.

(c)	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Registered Securities, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

(d)	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

(e)	This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

(f)	This opinion is issued solely for the purposes of the filing of the Registration Statement and the resale of the Registered Securities and is not to be relied upon in respect of any other matter.

4.	OPINIONS

On the basis of and subject to the foregoing, we are of the opinion that:

(a)	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act of the Cayman Islands (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

(b)	When issued and paid for in accordance with the Transaction Documents and recorded in the register of members of the Company, the Registered Securities will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Conyers Dill & Pearman LLP

Conyers Dill & Pearman LLP

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